Exhibit 10.1

EMPLOYMENT AGREEMENT

for

MICHAEL ROSSI

This Employment Agreement (the “Agreement”) is made between Y-mAbs Therapeutics, Inc. (the “Company”) and Michael Rossi (the “Executive”) (collectively, the “Parties”).

Whereas, the Company desires for Executive to provide services to the Company as well as its subsidiaries (together with the Company, the “Group”), and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.              Employment by the Company.

1.1            Position. Expected to be November 6, 2023, which date may be earlier or later by mutual agreement of the parties (the “Start Date”), Executive shall serve as the Company’s President and Chief Executive Officer. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved time off permitted by the Company’s general employment policies.

1.2            Duties. Executive shall perform such duties as are required by Company’s Board of Directors (the “Board”) commensurate with his position, to whom Executive will report. Executive will perform those duties and responsibilities as are customary for the positions of President and Chief Executive Officer and as may be directed by the Board, to whom Executive will report. Subject to the terms of this Agreement, the Company may modify Executive’s job title, duties, and reporting relationship as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3            Location. Executive shall be permitted to maintain a home office in Pennsylvania, but shall work a minimum of three (3) days per week in the Company’s office in either Nutley, New Jersey, or New York City, New York (other than when traveling on business), or such other official Company office locations as may be established by the Company in the New Jersey/Pennsylvania Route 1 Biotech Corridor (provided that any such location is recognized by the Company as an official Company office with no fewer than 10 other full-time Company employees primarily based in such office). Executive also understands that Executive is expected to work in the Company’s Danish offices approximately one week per month and will also be obligated to travel and work outside the Company’s offices from time to time. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as necessary for the business, and to require reasonable business travel.

1.4            Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company as they may interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Executive agrees to abide by such policies and practices.

2.             Compensation.

2.1            Signing Bonus. Subject to Executive starting work on the Start Date, the Company will pay Executive a lump sum cash signing bonus of $300,000.00, subject to applicable tax withholdings, to be paid on the first payroll date after the Start Date. The signing bonus only becomes earned if Executive remains continuously employed with the Company through the one-year anniversary of the Start Date. If Executive’s employment is terminated by the Company for Cause (as defined herein) (and other than as a result of death or disability) or if Executive resigns without Good Reason (as defined herein), in either case, within the first twelve (12) months after the Start Date, the signing bonus is not earned and therefore Executive will be required to repay a pro-rata amount of the after tax value of the signing bonus, based on the number of days Executive was not actually employed during such period.

2.2            Salary. For services to be rendered hereunder, Executive shall receive an initial base salary at the rate of seven hundred five thousand, six hundred dollars and no cents ($705,600.00) per year, subject to review and adjustment by the Company in its sole discretion from time to time (as so adjusted from to time, the “Base Salary”), and payable subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll practices. The prior sentence shall not limit Executive’s rights under Section 5.2 below.

2.3            Equity Compensation. Subject to the approval of the Board (or committee thereof), the Company will grant Executive the equity awards set forth in Schedule I attached hereto (collectively, as granted from time to time, the “Equity Awards”). Executive may be eligible for grants of equity awards in the future, subject to approval by the Board or committee thereof. Each such award will be governed by the terms of the Company’s equity incentive plan and form of award agreement pursuant to which it is granted.

2.4            Annual Cash Bonus. Executive will be eligible for an annual discretionary cash bonus of up to sixty-five percent (65%) of Executive’s Base Salary (the “Annual Bonus”) for each calendar year upon the attainment of performance objectives to be agreed upon by Executive and the Board within the first sixty (60) days of each year. For 2023, the Annual Bonus will be paid at the target amount pro-rated based on days worked within the year and shall not be conditioned on the attainment of performance objectives except for continuous employment with the Company through December 31, 2023. The attainment of performance objectives will be determined by the Board (or any authorized committee thereof) in its reasonable good faith discretion. Any Annual Bonus that is awarded will be paid no later than the date that is 2½ months following the end of the applicable year. Executive must be employed through December 31st of the applicable year for which the Annual Bonus is calculated in order to earn the bonus (except as otherwise provided in Section 5 hereof). Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason on or before December 31st of the applicable year for which the Annual Bonus is calculated (except as otherwise provided in Section 5 hereof).

3.            Standard Company Benefits. Executive shall be entitled to participate in and shall be eligible to receive, all employee benefits, including paid time off, offered to senior executives of the Company under and in accordance with the provisions of any benefit plan adopted or to be adopted by the Company. The Company reserves the right to cancel or change the benefit plans or programs it offers to its senior executives at any time.

4.            Expenses. The Company will reimburse Executive for business class air travel, and other reasonable travel and other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.             Termination of Employment; Severance

5.1            At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

5.2            Termination Without Cause; Resignation for Good Reason.

(i)            The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below). Such involuntary termination of Executive’s employment by the Company without Cause, or voluntary resignation for Good Reason, shall be referred to herein as an “Involuntary Termination,” provided such termination must also constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”).

(ii)            In the event Executive is subject to an Involuntary Termination , and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following severance benefits:

(a)            The Company shall pay Executive, as severance, twelve (12) months of Executive’s then-current Base Salary(for the avoidance of doubt, prior to any reduction that would give rise to a resignation for Good Reason), subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in equal installments on the Company’s regular payroll schedule over the twelve (12) month period following Executive’s Separation from Service; provided, however, that no payments will be made prior to the 60th day following Executive’s Separation from Service. On the 60th day following Executive’s Separation from Service, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled.

(b)            The Company shall pay the Executive, if not yet paid, the Annual Bonus that Executive is entitled to receive for the immediately prior calendar year at the same time as such Annual Bonus would be paid if the Executive remained employed by the Company. The Company shall also pay the Executive an amount equal to the Annual Bonus target for the calendar year in which such Involuntary Termination occurs, prorated based on days worked within the year, and paid upon the 60th day following Executive’s Separation from Service.

(c)            The Company shall accelerate the vesting of the Initial Option Award and any other equity award that is subject to a time-based vesting schedule as if Executive continued in the employ of the Company for twelve (12) months following the date of the Involuntary Termination.

(d)            Provided Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(iii)           Involuntary Termination in Connection with a Change in Control.

(a)            If Executive is subject to an Involuntary Termination that occurs upon or within twelve (12) months following a Change in Control (a “Change in Control Termination”), then the Severance described in Section 5.2(ii)(a) above shall be increased from twelve (12) to eighteen (18) months (and shall be paid in lump sum), and the COBRA Premium Period shall be increased from twelve (12) to eighteen (18) months.

(b)            In addition, if Executive is subject to a Change in Control Termination, then Executive shall be paid an amount equal to 150% of the Annual Bonus target for the year in which such Change in Control Termination occurs, payable in lump sum (the “Bonus Payment”).

(c)            If (x) Executive’s Equity Awards (or unvested portion thereof) are assumed or continued by the successor or acquiror entity in a Change in Control (as defined below) or such Equity Awards (or unvested portion thereof) are substituted or continued for similar awards of the successor or acquiror entity (as determined by the Board in its sole discretion), and (y) Executive is subject to a Change in Control Termination, then the Company will fully accelerate the vesting of any service- or time-based component of such Equity Awards, and accelerate the vesting of any performance-based awards at 100% of the target level of achievement, effective as of the later of (1) Executive’s last day of employment, or (2) the effective date of the Change in Control (the “Accelerated Vesting”). For the avoidance of doubt, the Equity Awards will be subject to the terms and conditions of the Plan (or any successor plan), including Section 9.3 of the Plan (or the corresponding provision of any successor plan). Consistent with the terms and conditions of Section 9.3 of the Plan (or the corresponding provision of any successor plan), in the event of a Change in Control, the Equity Awards shall (i) become fully vested and exercisable, (ii) be terminated in exchange for cash, rights or property based on the per share price associated with such Change in Control or (iii) continue in effect or be assumed or substituted with an equivalent award by the successor, as determined by the plan administrator

5.3            Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)            The Company may terminate Executive’s employment with the Company at any time for Cause. Further, Executive may resign at any time without Good Reason. Executive’s employment with the Company may also be terminated due to Executive’s death or disability. Any such termination shall be referred to herein as a “Non-Qualifying Termination.”

(ii)            If Executive is subject to a Non-Qualifying Termination, then (a) Executive will cease vesting in the Equity Awards, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance, COBRA Premiums, Special Cash Payments, Bonus Payment or Accelerated Vesting, unless required by law. Notwithstanding the foregoing, if Executive dies while employed by the Company, Executive’s estate shall receive an amount equal to six (6) months of Base Salary in lump sum.

6.             Conditions to Receipt of Severance, COBRA Premiums, Special Cash Payments, Bonus Payment and Accelerated Vesting. The receipt of any Severance, COBRA Premiums, Special Cash Payments, Bonus Payment or Accelerated Vesting in the event of an Involuntary Termination or a Change in Control Termination will be subject to Executive signing and allowing to become effective a separation agreement and release of claims in a form satisfactory to the Company provided that such form does not contain any additional noncompetition or nonsolicitation covenants~~.~~ beyond those set forth in the Confidentiality Agreement or require the return of consideration in the event of a nonmaterial breach (the “Separation Agreement”) within a time period specified by the Company (which shall be not later than 60 days following Executive’s Separation from Service). No Severance, COBRA Premiums, Special Cash Payments, Bonus Payment or Accelerated Vesting will be paid or provided until the Separation Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.             Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. With respect to reimbursements or in-kind benefits provided to Executive hereunder (or otherwise) that are not exempt from Code Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of Executive’s taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8.             Golden Parachute Payment Provisions

8.1            If any payment or benefit the Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options or equity awards; reduction of employee benefits. In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock options or equity awards unless the Executive elects in writing a different order for cancellation.

8.2            The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

8.3            The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive, which may include a time prior to the Change in Control. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

8.4            If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9.             Definitions.

9.1            Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) Executive is convicted of (or pleads guilty or no contest to) any felony or any crime involving moral turpitude; (b) Executive participates in any fraud, act of material dishonesty, or act of intentional and willful misconduct against the Company; (c) Executive intentionally damages or willfully misappropriates any property of the Company that in any case has a material adverse effect on the Company; (d) Executive materially breaches any fiduciary, statutory, or contractual duty Employee owes to the Company (including, but not limited to, any breach of the Confidential Information and Inventions Assignment Agreement that is enclosed with this Agreement), provided that Executive fails to cure any such breach of a contractual duty owed to the Company within fifteen (15) days of receiving written notice of such breach, if curable; (e) Executive regularly and willfully fails to diligently and successfully perform his assigned duties under this Agreement; (f) Executive fails to cooperate with the Company in any investigation or proceeding by any governmental or similar authority or as otherwise authorized by the Board of Directors or a committee thereof; or (g) is found liable in an action instituted by the Securities and Exchange Commission ("SEC") or is disqualified by the SEC or the US Food & Drug Administration or the European Medicines Agency, or other regulatory agency from serving in Employee's capacity as the Company's President and Chief Executive Officer. Any act of failure to act, based upon actions based upon authority given pursuant to a resolution adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be due, by the Executive in good faith and in the best interests of the Company.

9.2            Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s consent: (a) any reduction in Executive’s base salary; or (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; and provided further that a change in duties due to the Company becoming a division, subsidiary or other similar part of a larger organization shall not be deemed a “material reduction” in and of itself unless such new duties are materially reduced from the prior duties; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

9.3            Change in Control. Except as set forth below, for purposes of this Agreement, “Change in Control” shall have the definition assigned to such term in the Company’s 2018 Equity Incentive Plan (but excluding subsection (d) of such definition). For purposes of Section 8 of this Agreement, “Change in Control” shall have the same meaning as the term “Change in Ownership or Control” as set forth in Treasury Regulation Section 1.280G-1.

10.           Proprietary Information Obligations.

10.1         Confidential Information Agreement. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this Agreement is an Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Executive agrees to review the Confidentiality Agreement and only sign it after careful consideration.

10.2          Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment with the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment with the Company, except as expressly authorized by that third party. During Executive’s employment with the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

11.           Outside Activities During Employment.

11.1          Non-Company Business. Except with the prior written consent of the Board, Executive will not during Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. To reach such consent, Executive must submit a written request to the Board for its approval that contains a description of the character and volume of the task. In the event the Board rejects Executive’s request for approval to perform such other task, the Company shall communicate its rejection in writing and without any delay as well as the Company shall state the reach for its rejection. In any event, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Notwithstanding the foregoing or Section 11.2 below, the Board consents to Executive serving on the board of directors of Nucleus Radiopharma, Inc., provided that the engagement does not conflict with any other terms in this Agreement, the Confidentiality Agreement, applicable law, or Company written policies.

11.2          No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

12.          Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Confidentiality Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/); provided, however, this arbitration provision not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a New York federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

13.          General Provisions.

13.1          Employment Contingencies. Executive’s employment is contingent upon a satisfactory reference check and satisfactory proof of Executive’s right to work in the United States. If the Company informs Executive that Executive is required to complete a background check, Executive’s offer or continuation of employment is contingent upon satisfactory clearance of such background check. Executive agrees to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

13.2          Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.3          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.4          Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.5          Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.6          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.7          Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.8          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.9          Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.10        Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York.

13.11        Legal Fees Incurred in Negotiating the Agreement. The Executive shall be reimbursed for the Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement, up to a maximum of $25,000.

14.          Indemnification. The Executive shall be covered under the Directors & Officers liability insurance policy that the Company maintains, with such coverage in the same manner and on the same basis as the Company’s other directors and senior officers.

In Witness Whereof, the Parties have executed this Agreement on the day and year written below.

Y-mAbs Therapeutics, Inc.

By:	/s/ Thomas Gad
Name: Thomas Gad
Title: Founder, President, Interim Chief Executive Officer and Head of Business Development & Strategy

Date:	October 18, 2023

Michael Rossi

/s/ Michael Rossi
Michael Rossi

Date:	October 17, 2023

Attachments: Schedule I

Schedule 1

Executive shall be entitled to participate in the Company’s 2018 Equity Incentive Plan (as amended or amended and restated from time to time, the “Plan”). All awards shall be subject to the terms and conditions applicable to awards granted under the Plan and the form of award agreement evidencing such awards.

Subject to the approval of the Company’s Board of Directors (or the Compensation Committee thereof), as soon as reasonably practicable following the Start Date, Executive shall be granted an option to purchase 615,240 shares of the Company’s Common Stock (the “Initial Option Award”).

The Initial Option Award shall be granted with an exercise price at least equal to the fair market value of the Company’s Common Stock on the date of grant and shall have an expiration date of no more than 10 years following the date of grant (subject to earlier expiration pursuant to the Plan and the applicable form of award agreement).

The Initial Option Award shall vest and become exercisable over four years of continuous service provided by the Executive, with 25% of the Option shares becoming vested and exercisable after completion of 12 months of continuous service following the Start Date, and 1/48th of the total Option shares becoming vested and exercisable after the completion of each month of continuous service thereafter on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), in each case, subject to the Executive’s continuous service with the Company through each applicable vesting date.

In addition, the Executive may be eligible for future grants at the sole discretion of the Board of Directors (or the Compensation Committee thereof); provided, that with respect to fiscal year 2024, the Executive will be eligible to receive (i) an option to purchase 214,200 shares of the Company’s Common Stock (the “2024 Option Award”) which shall be subject to a vesting schedule at least as favorable as set forth above, and (ii) 35,700 restricted stock units (the “2024 RSU Award” and together with the 2024 Option Award, the “2024 Awards”); provided, further, that the aggregate grant date fair value of the 2024 Awards will in no event exceed $2.0 million, as determined by the Board of Directors (or the Compensation Committee thereof).